EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Mark Trinske

Director of Investor, Public and Government Relations

Affinia Group Inc.

(734) 827-5412

AFFINIA GROUP TO CLOSE CAMBRIDGE, ONTARIO FACILITY

ANN ARBOR, MICHIGAN, September 20, 2006 – Affinia Group Inc. announced that it will close its Wix Filtration manufacturing facility in Cambridge, Ontario. Production will be consolidated into other global manufacturing locations by the end of the first half of 2007. The move will be coordinated to have no impact on the company’s customers.

“Our decision to close the Cambridge facility was made after comprehensive analysis of our business structure,” said Keith Wilson, Vice President and General Manager of Affinia’s Under Hood Group. “To stay competitive in a rapidly changing business environment, we must streamline our operational processes. This move will optimize the efficiency of Wix Filtration’s manufacturing and distribution base. While we are saddened by this move, it is a necessity for future growth and success of Wix Filtration.”

The Cambridge facility employs approximately 150 people and produces automotive filtration products. Affinia Group will provide assistance where possible with future employment opportunities for the Cambridge facility employees.

Affinia Group Inc. is a global supplier of top quality automotive components for under hood and under vehicle applications. In North America the Affinia family of brands includes WIX and Kralinator Filters, Raybestos® brand brakes and Aimco brake products, and McQuay-Norris and Spicer® Chassis parts. South American and European brands include Nakata, Urba and Quinton Hazell. Affinia has operations in 19 countries and more than 11,000 people dedicated to keeping the world’s wheels turning. For more information, visit www.affiniagroup.com.

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